Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2026, relating to the financial statements and financial statement schedules of Reinsurance Group of America, Incorporated and the effectiveness of Reinsurance Group of America, Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2025.

/s/ Deloitte and Touche

Saint Louis, Missouri
June 16, 2026